Carmel Container Systems Ltd.
                               2 Chalamish Street
                            Caesaria Industrial Park
                                     Israel



                                February 28, 2005





United States
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Ms. Gail Jackson


                       Re:   Carmel Container Systems Ltd.
                             -----------------------------

Dear Ms. Jackson:


           Carmel Container Systems Ltd. (the "Registrant") hereby withdraws the Form 15 filed by the Registrant with the Securities and Exchange Commission (the "Commission") on November 30, 2004. The Registrant intends to re-file a Form 15 upon the Commission's issuance of an order under Rule 12d2-2(d) of the Securities Exchange Act of 1934 (the "Act") with respect to the Registrant's application under Rule 12d2-2(d) of the Act as filed with the Commission on November 30, 2004.


           Please feel free to contact us if you require any additional information.



                                               Best regards,

                                               /s/ Nestor Szwarcberg
                                               ------------------------------
                                               Nestor Szwarcberg
                                               Chief Financial Officer